Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of Baosheng Media Group Holdings Limited of our report dated May 8, 2023, with respect to the consolidated balance sheet of Baosheng Media Group Holdings and its subsidiaries as of December 31, 2022, and related consolidated statements of operations and comprehensive income (loss), change in shareholders’ equity, and cash flows for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

August 4, 2023